Q3 FY2025 Highlights
•Peloton performed above or at the high end of guidance on our key metrics, including Ending Paid Connected Fitness Subscriptions, Total Revenue, Total Gross Margin, and Adjusted EBITDA*. Operating expenses decreased 23% year-over-year, and we generated over $90 million of GAAP Net Cash Provided by Operating Activities and non-GAAP Free Cash Flow*.
•Member happiness continues to improve, as measured by Net Promoter Score (NPS) and Member Satisfaction Scores (MSAT). We achieved an NPS above 70 for all of our Cardio hardware products and above 80 for the Tread. Member Support MSAT was 4.3 in Q3, reflecting an improvement of 1% quarter-over-quarter and 20% year-over-year, while Service & Repair MSAT was 4.5, an improvement of 5% quarter-over-quarter and 7% year-over-year.
•We continue making progress on our key initiatives, with improved new subscription attach rates from Tread sales year-over-year, increased mix of engagement toward Strength and Meditation, and a more than 300 bps increase year-over-year in the mix of men joining Peloton as Paid Connected Fitness Subscriptions additions.
•Our balance sheet is deleveraging quickly with Total Debt decreasing $191.8 million or 11.3% year-over-year and Net Debt* decreasing $311.6 million or 34.8% year-over-year.
•We are raising our full-year FY25 guidance range for Adjusted EBITDA to $330 - $350 million and expect Free Cash Flow to be in the vicinity of $250 million.
* For a reconciliation of all non-GAAP financial measures to their most directly comparable GAAP financial measure, and rationale for why we rely on these measures, see the reconciliation tables below.

Q3 FY2025 Shareholder Letter

May 8, 2025

Dear Shareholders,

In Q3, we delivered at the high end of or exceeded guidance on our key financial metrics while also continuing to execute on our FY25 operating goals. We delivered our fifth consecutive quarter of positive Adjusted EBITDA and Free Cash Flow due to improving hardware unit economics and right-sizing our overall cost structure. Our balance sheet is also deleveraging quickly, which de-risks our business, positions us to invest prudently in sources of future profitable growth, and over time should enable us to reduce our cost of capital.

On a personal note, I recently achieved the Peloton employee “Century Club” milestone, marking 100 days. I am even more optimistic about the future of this company and more grateful for this opportunity to lead Peloton than when I started on January 1st. I have dedicated my first few months to redefining our purpose and values, learning about this fascinating business and getting to know its mission-driven people, and developing a strategy that can return the company to growth.

We are making substantial progress in formulating our plans for FY26 and beyond through a rigorous strategic planning process. Our strategic framework encompasses four key objectives that further our purpose of empowering people to live fit, strong, long, and happy:
1.Improve Member Outcomes: deliver even better equipment, software, and coaching to our Members, which increases how much they value Peloton;
2.Meet Members Everywhere: proactively increase awareness, consideration, and excitement about Peloton so we can acquire more new Members, efficiently;
3.Create Members for Life: establish stronger bonds with and among our Members so we can extend the time they remain with Peloton, and thus increase their lifetime value; and
4.Operate with Business Excellence: optimize pricing and reduce our costs so we can increase profitability, invest in our future, and deliver superior shareholder returns.

We will discuss this framework in more detail below, along with current initiatives that give us confidence we are on the right path. In the coming months, we will further elaborate on our strategic plans by detailing some future-facing initiatives and the financial outcomes you should expect from those plans in FY26.

-> OBJECTIVE #1: IMPROVE MEMBER OUTCOMES
Peloton’s magic formula is simple, yet durable: world-class equipment x the world’s most engaging fitness content x intelligent software to find the right workout for you = improved Member outcomes. We believe improving Member outcomes drives Member happiness and, in turn, increases how much they value Peloton.

Even Better Cardio Experiences
Peloton is the category leader in connected Cardio, as evidenced by our strong Net Promoter Scores (NPS) and by the millions of Members who engage in our Cardio disciplines, and we just keep getting better. Specific to Q3:
•All our Cardio hardware products achieved NPS above 70, while Tread exceeded 80 (on a scale of -100 to 100).
•We observed 5% year-over-year growth in running workouts and 11% year-over-year growth in walking workouts.
•Engagement with newer Cardio features, such as Pace Targets on Tread, continues to improve: Over 80% of Tread users taking a Running workout used Pace Targets, up from just under 60% last quarter.

Science-Backed Holistic Wellness
We see an opportunity to be a more holistic wellness provider by offering solutions to our Members that address strength, mental well-being, sleep & recovery, and more. The mix of Member engagement in these categories is increasing, so we’re responding by creating even more experiences to serve these needs.
•Strength: We believe we are the world’s largest strength subscription service, with 2 million members engaging each quarter in strength-focused workouts. In late February, we added kettlebell classes to our platform and kettlebell training programs on our Strength+ app. By the end of the quarter, nearly 70,000 Members had completed a kettlebell workout.
•Mental Well-being: Since launching Daily Meditation content in December, we’ve observed increased engagement in Meditation, with the number of classes taken increasing 7% year-over-year in Q3.
•Sleep & Recovery: Engagement time with Sleep & Recovery programming increased 2% year-over-year in Q3.
Peloton launched kettlebell content in late February, adding to its growing catalog of Strength content.

Data-Driven Personal Coaching
One of the most remarkable aspects of Peloton is our vast library of Instructor-led classes. With so many classes to choose from, we want to help our Members reach their goals more easily by recommending the best workouts for them. In January, we launched Personalized Plans, which uses artificial intelligence and machine learning to enable Members to create workout plans tailored to their goals and preferences. Nearly half a million Members started a Personalized Plan in Q3, and we’re pleased with the repeat engagement from Members using them. Our testing shows that Members who set up Personalized Plans work out more often and with more disciplines.

-> OBJECTIVE #2: MEET MEMBERS EVERYWHERE
We need to expand further outside our Members’ homes–both physically and virtually–to increase awareness of and excitement about Peloton, and to more efficiently acquire new Members.

Expanded Commercial Presence
Gyms and hotels are great places for Peloton to meet new Members and for existing Members to extend their experience outside the home.
•Gyms: We recently launched a pilot program with Precor to bring a collection of Peloton instructor-led tread classes to select Precor treadmills. Given the unique demands of gym operators and the duty cycles imposed on gym equipment, we've also engaged Precor to provide installation and maintenance support for Peloton equipment in gyms. And our recently launched Peloton workout space at the University of Texas at Austin provides students, alumni, and faculty access to Peloton Connected Fitness Units. In Q3, we met nearly 1,000 first-time Peloton users in this one studio since launching in February.
•Hotels: In January, we launched a new collection of on-demand Peloton workouts for Hilton’s Connected Room Experience across 2,400 Hilton hotels.

Sweat it out
PELOTON
RECREATIONAL SPORTS
Sweat it out

Peloton’s workout studio at the University of Texas at Austin, opened in February 2025.

Capital-Light Retail Presence
Retail presence in owned and third-party locations provides critical in-person touchpoints for prospective Members to try our hardware products.
•Our microstore test in Nashville, Tennessee, which has approximately one tenth the square footage and a much more flexible lease commitment, exceeded our average North American retail showroom’s in-store engagement and revenue in Q3. We plan to test more microstore locations soon.
•Third-party retail enables us to capture incremental hardware sales by meeting Members where they already shop. Amazon’s seasonal sales events are a great example. In Q3, we observed year-over-year growth in hardware sales from the Amazon Big Spring Sale in the U.S.
Peloton’s microstore in Nashville, Tennessee, opened in November 2024.

Culturally Relevant Brand Marketing
This quarter, we reached more men through our presence at the NBA All-Star weekend and released “Train Like a Superhero,” a program in partnership with Marvel Studios’ Captain America: Brave New World, which includes workouts curated by actor Anthony Mackie, and a 30-minute in-studio ride with both Mackie and Alex Toussaint. Our “Find Your Power” marketing campaign continued in Q3 and successfully shifted brand perception that Peloton offers variety and challenging ways to work out, no matter your fitness level. We’re now expanding the presence of Instructors in real-life events. As an example, our recent partnership with the Me, Myself & I Festival in Puerto Rico drove brand awareness among the Latine community.

International Growth
Meeting Members Everywhere includes growing in international markets, where we grew Paid Connected Fitness Subscriptions year-over-year in Q3. We’ve taken a disciplined approach to right-sizing costs in our international business while deploying localized marketing strategies, including our Member Stories campaigns featuring popular TV personalities in the U.K. and Germany. A prerequisite to scaling internationally is cost-effectively translating our programming, especially given our enormous output – 3,300 new classes in Q3 alone. In March, we launched AI-powered subtitles, starting with our existing languages of English, Spanish, and German, and we are now translating roughly 100 classes per day.

-> OBJECTIVE #3: CREATE MEMBERS FOR LIFE
Each of our current Members is precious. The more we do to enhance their experience with Peloton and connect them with other Members increases their likelihood to stay with their wellness regimen and with us, which enhances lifetime value for both the Member and for Peloton.

Elevated Member Lifecycle
We are committed to delivering elevated experiences at each stage of the Member lifecycle, by optimizing the journey from point of purchase to delivery, installation, onboarding, and beyond. Member satisfaction scores (MSAT) are our preferred way to measure Member experience. This quarter, we worked with our repair partners to pilot dedicated vans stocked with Peloton spare parts to increase first-visit repair resolution, and we are now extending that pilot to additional locations. Our Service & Repair MSAT was 4.5 in Q3, an improvement of 5% quarter-over-quarter and 7% year-over-year. We also introduced AI into our call centers, providing our agents with a powerful intelligent agent while still delivering the human interactions our Members expect. Our Member Support MSAT score was 4.3, improving 1% quarter-over-quarter and 20% year-over-year.

Deepening Member Connections
This quarter, we expanded our Teams features, launching Team Feed and Community Teams. Team Feed allows Members who have joined a team to share workout activity and react to activity from teammates. Community Teams are public, discoverable and recommended groups of up to 50,000 Members. Members have created nearly 100,000 teams and we’re seeing higher engagement from Members within the first month of joining a Team.

-> OBJECTIVE #4: OPERATE WITH BUSINESS EXCELLENCE
We are earning the right to return to growth by focusing on operating more efficiently, which includes both lowering our operating expenses and optimizing our pricing and promotional strategy to improve our unit economics and expand gross margins. While we have already made significant progress in reducing costs and we continue to track ahead of our target to achieve $200 million of run-rate cost savings by the end of FY25, we see opportunities to further improve operating efficiency across our business functions. As a result, we are formalizing a Company-wide program to drive continuous cost improvement. This program aims to ensure that we can invest in our bases for competitive differentiation–the elements of our “magic formula” above–by becoming more efficient in the areas where “good enough” is good enough.

FY 2025 Q3 Operating Metrics and Financial Summary

				% Change
User Metrics	Q3 FY24	Q2 FY25	Q3 FY25	Y/Y	Q/Q
Members (in millions)	6.6	6.2	6.1	(8)%	(1)%
Ending Paid Connected Fitness Subscriptions (in millions) (1)	3.051	2.875	2.880	(6)%	0%
Average Net Monthly Paid Connected Fitness Subscription Churn (1)	1.2%	1.4%	1.2%	0 bps	(20) bps
Ending Paid App Subscriptions (in millions) (1)	0.675	0.585	0.573	(15)%	(2)%
Average Monthly Paid App Subscription Churn (1)	9.0%	6.3%	8.1%	(90) bps	180 bps

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$279.9	$253.4	$205.5	(27)%	(19)%
Subscription Revenue	437.8	420.6	418.5	(4)%	0%
Total Revenue	$717.7	$673.9	$624.0	(13)%	(7)%

Connected Fitness Products Gross Profit	$11.6	$32.8	$29.3	152%	(11)%
Connected Fitness Products Gross Margin	4.2%	12.9%	14.3%	1,010 bps	130 bps

Subscription Gross Profit	$298.1	$285.6	$288.8	(3)%	1%
Subscription Gross Margin	68.1%	67.9%	69.0%	90 bps	110 bps
Subscription Contribution Margin (2)	72.3%	72.1%	72.9%	60 bps	70 bps

Total Gross Profit	$309.7	$318.4	$318.1	3%	0%
Total Gross Margin	43.1%	47.2%	51.0%	780 bps	370 bps

Total Operating Expenses	$455.9	$364.3	$350.5	(23)%	(4)%

Net Loss	$(167.3)	$(92.0)	$(47.7)	72%	48%
Adjusted EBITDA (2)	$5.8	$58.4	$89.4	1,434%	53%

Net Cash Provided by Operating Activities	$11.6	$106.7	$96.7	731%	(9)%
Free Cash Flow (2)	$8.6	$106.0	$94.7	999%	(11)%
____________________________________
(1) Beginning January 1, 2025, the Company migrated its subscription data model for reporting Ending Paid Connected Fitness Subscriptions, Average Net Monthly Paid Connected Fitness Subscription Churn, Ending Paid App Subscriptions, and Average Monthly Paid App Subscription Churn to a new data model that provides greater visibility to changes to a subscription's payment status when they occur. The new model gives the Company more precise and timely data on subscription pause and churn behavior. Prior period information has been revised to conform with current period presentation. The impact of this change in the model on Ending Paid Connected Fitness Subscriptions, Average Net Monthly Paid Connected Fitness Subscription Churn, Ending Paid App Subscriptions and Average Monthly Paid App Subscription Churn for the three months ended March 31, 2025 and 2024 and December 31, 2024 is immaterial.
(2) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS AND FINANCIAL SUMMARY
Subscriptions
We ended Q3 with 2.88 million Paid Connected Fitness subscriptions, reflecting a net increase of 5 thousand in Q3 due to seasonally higher additions and lower churn. This represents a decline of 6% year-over-year and exceeded the high end of our guidance range by 10 thousand subscriptions. Outperformance relative to guidance was driven by both favorable net churn and higher gross additions.
•Average Net Monthly Paid Connected Fitness Subscription Churn was 1.2% in Q3, in-line with Q3 of last year and an improvement of 20 basis points quarter-over-quarter. In addition to seasonally lower churn, Q3 net churn was positively impacted by strong performance in subscription cancellations and reactivations, which benefited from marketing outreach to churned Members.
•Gross additions outperformance was driven by slightly higher first-party hardware unit sales, while third-party retail sales and secondary market additions were in line with expectations.

We ended Q3 with 573 thousand Paid App Subscriptions, inclusive of Strength+ subscriptions, reflecting a net decrease of 12 thousand in the quarter.

Revenue
Total Revenue was $624.0 million in Q3, a decrease of $93.7 million or 13% year-over-year, comprising $205.5 million of Connected Fitness Products Revenue and $418.5 million of Subscription Revenue. Total Revenue was $9.0 million above the midpoint of our $605 million to $625 million guidance range.
•Connected Fitness Products Revenue decreased $74.4 million, or 27% year-over-year, driven by lower sales and deliveries across all Connected Fitness Product categories. Seasonally lower hardware sales in Q3 compared to Q2 is reflected in the revenue mix of 33% Connected Fitness Products Revenue and 67% Subscription Revenue.
•Subscription Revenue decreased $19.3 million, or 4% year-over-year, driven by lower Paid Connected Fitness Subscriptions and lower Paid App Subscriptions, partly offset by Used Equipment Activation Fee revenue, which was introduced in Q1 FY25.

We remain focused on acquiring new Members more cost-effectively, and our Q3 performance reflects the continued progress we’ve made in evolving our marketing strategy. Our advertising and marketing spend decreased 46% year-over-year, while our Connected Fitness Products Revenue declined by a comparatively lower rate of 27% year-over-year. Our “Find Your Power” marketing campaign that began in the holiday season continued in Q3, showcasing the breadth of Peloton’s offerings to men and highlighting our Tread and Strength products. Similar to Q2, this quarter we saw a 300 bps increase year-over-year in the mix of gross additions to men and improved new subscription attachment rates from Tread sales year-over-year.

Gross Profit and Margin
Total Gross Profit was $318.1 million in Q3, an increase of $8.4 million or 3% year-over-year. Total Gross Margin was 51.0%, an increase of 780 bps year-over-year and 100 bps above our guidance, driven by a revenue mix shift towards our Subscription segment and favorable Connected Fitness Products Gross Margin.

Connected Fitness Products Gross Margin was 14.3%, an increase of 1,010 bps year-over-year, driven by lower inventory write-downs, a mix shift towards higher margin products, and lower warehousing and transportation costs, partially offset by changes in our warranty reserves. Subscription Gross Margin was 69.0%, up 90 bps year-over-year.

Operating Expenses
Total operating expenses, including restructuring and impairment expenses, were $350.5 million in Q3, a $105.4 million or 23% decrease year-over-year, reflecting the progress we’ve made thus far toward right-sizing our cost structure. We are continuing to track ahead of our cost savings target to achieve at least $200 million of annualized run-rate cost savings by the end of FY25.

Sales and marketing expenses were $106.5 million in Q3, a decrease of $63.8 million or 37% year-over-year, primarily from a $51.8 million decrease in advertising and marketing spend, and a $3.8 million decrease in personnel-related expenses, inclusive of stock-based compensation.

General and administrative expenses were $151.4 million in Q3, a decrease of $1.6 million or 1% year-over-year, driven by a $4.9 million decrease in settlement costs and professional services fees, a $1.9 million decrease in software and IT costs and a $1.8 million decrease in depreciation and amortization costs. These decreases were partly offset by a net increase of $7.0 million in personnel-related expenses, inclusive of stock-based compensation, driven primarily by $21.0 million of executive departure costs mainly due to the acceleration of stock-based compensation and severance charges under our executive severance plan. Excluding the impact of these executive departures, general and administrative expenses decreased $22.7 million or 14.8% year-over-year.

Research and development expenses were $59.6 million in Q3, a decrease of $17.2 million or 22% year-over-year, primarily driven by a $13.1 million decrease in personnel-related expenses, inclusive of stock-based compensation expense, and a $2.6 million decrease in product development costs primarily due to a reduction in contractor expenses.

In Q3 we recognized $33.0 million of impairment and restructuring expenses, of which $30.7 million was non-cash. The non-cash charges were primarily asset write-downs related to plans to right-size portions of our corporate office footprint. The cash charges consisted of $2.4 million of severance and other exit and disposal costs, as we continue executing on our restructuring efforts.
*Other includes restructuring expense, impairment expense and supplier settlements

Adjusted EBITDA*
Our GAAP Net Loss for Q3 was $47.7 million, an improvement of $119.6 million year-over-year, and our GAAP Operating Loss was $32.4 million, which was an improvement of $113.8 million year-over-year. Adjusted EBITDA was $89.4 million in Q3, which was an $83.6 million improvement year-over-year and $4.4 million above the high end of our guidance range.

Free Cash Flow*, Cash Balance & Net Debt*
Our Net Cash Provided by Operating Activities for Q3 was $96.7 million, an increase of $85.1 million year-over year. We generated $94.7 million of Free Cash Flow in Q3, a decrease of $11.3 million quarter-over-quarter and increase of $86.0 million year-over-year. Q3 was our fifth consecutive quarter of positive Adjusted EBITDA and positive Free Cash Flow.

We ended Q3 with $914.3 million in unrestricted cash and cash equivalents, an increase of $85.3 million quarter-over-quarter. We continue to make progress toward deleveraging our balance sheet, as Net Debt reduced $311.6 million or 35% year-over-year to $584.9 million. As of Q3, trailing 12-month Adjusted EBITDA of $333.9 million reflects an improvement of $435.4 million year-over-year.
* For a reconciliation of all non-GAAP financial measures to their most directly comparable GAAP financial measure, and rationale for why we rely on these measures, see the reconciliation tables below.

FY25 OUTLOOK

		FY25 Range		% Change (Midpoint)
User Metrics (in millions)	FY24	Low	High	Y/Y
Ending Paid Connected Fitness Subscriptions	2.98	2.77	2.79	(7)%

Ending Paid App Subscriptions	0.62	0.54	0.55	(12)%

Financial Results (dollars in millions)
Total Revenue	$2,700.5	$2,455.0	$2,470.0	(9)%

Total Gross Margin	44.7%	50.0%	50.0%	530 bps

Adjusted EBITDA	$3.5	$330.0	$350.0	9,520%

We are raising the midpoint of our Full Year FY25 guidance for key metrics, including Ending Paid Connected Fitness Subscriptions, Total Revenue, and Adjusted EBITDA, while maintaining guidance for Total Gross Margin. We are prioritizing these metrics along with delivering free cash flow.

We are raising our full year FY25 guidance for Ending Paid Connected Fitness Subscriptions to 2.77 to 2.79 million, reflecting a narrower range and an increase of 10 thousand at the midpoint. This increase incorporates the outperformance in Q3 and our expectations for seasonally higher net churn in Q4 as we enter the warmer months of Spring and Summer.

Our full year FY25 guidance range for Ending Paid App Subscriptions of 540 thousand to 550 thousand reflects a narrower range and a decline of 30 thousand at the midpoint. Our Paid App Subscription guidance reflects lower gross additions, primarily due to limiting media spend and investment in attracting new Corporate Wellness clients.

We are raising our full year FY25 guidance for Total Revenue to $2.455 billion to $2.470 billion reflecting a narrower range and an increase of $7.5 million at the midpoint. This increase incorporates an expectation for favorable Subscription Revenue mainly driven by higher Paid Connected Fitness Subscriptions.

Our FY25 outlook for Total Gross Margin of 50.0%, remains unchanged and incorporates our expectations for minimal impact from tariffs to Total Gross Margin in FY25.

We are raising our FY25 Adjusted EBITDA guidance to $330 million to $350 million, an increase of $15 million at the midpoint. Our outlook reflects continued improvements in profitability, largely due to favorability in gross profit and continued operating expense savings.

Our Free Cash Flow expectations reflect the impact of tariff policy, which is subject to change. Peloton and Precor-branded equipment are currently subject to a 25% tariff on their aluminum content. Precor and Apparel products sourced from China are subject to additional tariffs. We expect full year FY25 Free Cash Flow to be in the vicinity of $250 million, which incorporates our expectations for a roughly $5 million Free Cash Flow headwind to Q4 from the impact of tariffs. This meaningful Free Cash Flow generation will continue reducing Net Debt and deleveraging our balance sheet.

*    *    *

During this period of economic uncertainty, we believe Peloton is well-positioned to maintain its leadership within the global fitness and wellness industry. Our net churn rate reflects the continued resilience of our Connected Fitness subscription base and the value that our Members place on Peloton as an important part of their ongoing fitness and wellness journey. Additionally, we are focused on continuing to right-size our cost structure and de-risk our balance sheet. These efforts will drive profitability and free cash flow, and enable us to continue investing in our Members and delivering on our purpose: Empower people to live fit, strong, long, and happy. We look forward to sharing more details about our strategy for FY26 and beyond later this calendar year.

Peter Stern
CEO & President

Webcast
We will host a call at 8:30 a.m. ET on Thursday, May 8, 2025 to discuss our financial results. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the fourth quarter of and full fiscal year 2025; our execution of and timing of and the expected benefits from our restructuring initiatives and cost-saving measures; the cost savings and other efficiencies of expanding relationships with our third-party partners; details regarding and the timing of the launch of new products and services; our new initiatives with retailer partners and our efforts to optimize our retail showroom footprint, the prices of our products and services in the future; our future operating results and financial position, including our ability to achieve and maintain our Free Cash Flow, revenue, gross margin, adjusted EBITDA and subscription targets; our profitability; our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability and positive free cash flow; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately manage our inventory; our ability to execute and achieve the expected benefits of our restructuring initiatives and other cost-saving measures and whether our efforts will result in further actions or additional asset impairment charges that adversely affect our business; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, and effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the Connected Fitness Products Market; our ability to maintain the value and reputation of the Peloton brand; disruptions or failures of our information technology systems or websites, or those of third parties on whom we rely; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our ability to predict our long-term performance and changes to our revenue as our business matures; any declines in sales of our Connected Fitness Products; the effects of increased competition in our markets and our ability to compete effectively; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; increases in component costs, long lead times, supply shortages or other supply chain disruptions; accidents, safety incidents or workforce disruptions; seasonality or other fluctuations in our quarterly results; our ability to generate class content; risks related to acquisitions or dispositions and our ability to integrate any such acquired companies into our operations and control environment, including Precor; risks related to expansion into international markets; risks related to payment processing, cybersecurity, or data privacy; risks related to the Peloton App and its ability to work with a range of mobile and streaming technologies, systems, networks, and standards; our ability to effectively price and market our Connected Fitness Products and subscriptions and our limited operating history with which to predict the profitability of our subscription model; any inaccuracies in, or failure to achieve, operational and business metrics or forecasts of market growth; our ability to maintain effective internal control over financial and management systems and remediate material weaknesses, including with respect to Precor; impacts from warranty claims or product returns; our ability to maintain, protect, and enhance our intellectual property; our ability to comply with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; risks related to changes in global trade policies, including our ability to mitigate the effects of tariffs and other non-tariff restrictions, such as taxes, quotas, local content rules, customs detentions and other protectionist measures; our reliance on third parties for computing, storage, processing and similar services and delivery and installation of our products; our ability to attract and retain highly skilled personnel and maintain our culture; risks related to our common stock and indebtedness; and those risks and uncertainties described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, as such risks and uncertainties may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31,	June 30,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$914.3	$697.6
Accounts receivable, net	93.6	103.6
Inventories, net	213.5	329.7
Prepaid expenses and other current assets	118.9	135.1
Total current assets	1,340.3	1,266.0
Property and equipment, net	257.5	353.7
Intangible assets, net	7.8	15.0
Goodwill	41.2	41.2
Restricted cash	47.7	53.2
Operating lease right-of-use assets, net	351.4	435.0
Other assets	18.9	21.0
Total assets	$2,064.8	$2,185.2
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$375.7	$432.3
Deferred revenue and customer deposits	156.4	163.7
Current portion of debt	208.2	10.0
Operating lease liabilities, current	70.5	75.3
Other current liabilities	1.0	3.9
Total current liabilities	811.7	685.2
Convertible senior notes, net of current portion	343.3	540.0
Term loan, net of current portion	947.6	950.1
Operating lease liabilities, non-current	422.2	503.3
Other non-current liabilities	31.3	25.7
Total liabilities	2,556.2	2,704.3
Stockholders’ deficit
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 shares of Class A common stock authorized, 382,310,538 and 358,120,105 shares of Class A common stock issued and outstanding as of March 31, 2025 and June 30, 2024, respectively; 2,500,000,000 and 2,500,000,000 shares of Class B common stock authorized, 15,965,806 and 18,141,608 shares of Class B common stock issued and outstanding as of March 31, 2025 and June 30, 2024, respectively.	—	—
Additional paid-in capital	5,129.7	4,948.6
Accumulated other comprehensive income	3.2	15.9
Accumulated deficit	(5,624.2)	(5,483.7)
Total stockholders’ deficit	(491.3)	(519.1)
Total liabilities and stockholders' deficit	$2,064.8	$2,185.2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Revenue:
Connected Fitness Products	$205.5	$279.9	$618.5	$779.6
Subscription	418.5	437.8	1,265.4	1,277.3
Total revenue	624.0	717.7	1,883.9	2,056.9
Cost of revenue:
Connected Fitness Products	176.2	268.3	541.7	748.5
Subscription	129.8	139.8	402.0	414.0
Total cost of revenue	306.0	408.0	943.7	1,162.4
Gross profit	318.1	309.7	940.2	894.5
Operating expenses:
Sales and marketing	106.5	170.3	341.1	546.7
General and administrative	151.4	153.0	402.2	464.9
Research and development	59.6	76.8	178.4	235.4
Impairment expense	30.7	19.0	52.3	46.7
Restructuring expense	2.4	37.6	8.6	68.8
Supplier settlements	—	(0.9)	23.5	(2.4)
Total operating expenses	350.5	455.9	1,006.0	1,360.1
Loss from operations	(32.4)	(146.2)	(65.8)	(465.7)
Other expense, net:
Interest expense	(32.6)	(27.7)	(102.6)	(82.6)
Interest income	7.9	9.3	23.7	26.2
Foreign exchange gain (loss)	10.3	(2.1)	6.6	(0.2)
Other (expense) income, net	(0.1)	—	—	0.5
Total other expense, net	(14.5)	(20.4)	(72.3)	(56.1)
Loss before provision for income taxes	(46.9)	(166.7)	(138.2)	(521.8)
Income tax expense (benefit)	0.8	0.6	2.3	(0.3)
Net loss	$(47.7)	$(167.3)	$(140.5)	$(521.4)
Net loss attributable to Class A and Class B common stockholders	$(47.7)	$(167.3)	$(140.5)	$(521.4)
Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.45)	$(0.36)	$(1.44)
Weighted-average of shares of Class A and Class B common stock outstanding, basic and diluted	394,010,264	367,931,183	385,954,344	362,910,381
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(15.8)	(2.1)	(12.7)	0.6
Total other comprehensive (loss) income	(15.8)	(2.1)	(12.7)	0.6
Comprehensive loss	$(63.5)	$(169.4)	$(153.2)	$(520.9)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(140.5)	$(521.4)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	68.8	83.0
Stock-based compensation expense	176.2	208.6
Non-cash operating lease expense	41.9	50.0
Amortization of debt discount and issuance costs	6.8	10.5
Impairment expense	52.3	46.7
Loss on sale of subsidiary	—	3.8
Foreign exchange (gain) loss	(6.6)	0.2
Changes in operating assets and liabilities:
Accounts receivable	10.0	(5.1)
Inventories	125.0	136.8
Prepaid expenses and other current assets	25.2	1.9
Other assets	2.1	(0.2)
Accounts payable and accrued expenses	(79.5)	(40.5)
Deferred revenue and customer deposits	(7.5)	(4.9)
Operating lease liabilities, net	(64.1)	(64.5)
Other liabilities	5.6	(3.8)
Net cash provided by (used in) operating activities	215.9	(98.8)
Cash Flows from Investing Activities:
Capital expenditures	(4.6)	(13.0)
Proceeds from sale of subsidiary and net assets	—	14.6
Proceeds from sale of Peloton Output Park	4.2	31.9
Net cash (used in) provided by investing activities	(0.4)	33.5
Cash Flows from Financing Activities:
Principal repayment of Term Loan	(7.5)	(5.6)
Proceeds, net from employee stock purchase plan withholdings	2.7	2.0
Proceeds from employee stock plans	7.0	33.1
Principal repayments of finance leases	(0.1)	(0.5)
Net cash provided by financing activities	2.1	29.0
Effect of exchange rate changes	(6.5)	(0.5)
Net change in cash, cash equivalents, and restricted cash	211.1	(36.7)
Cash, cash equivalents, and restricted cash — Beginning of period	750.9	885.5
Cash, cash equivalents, and restricted cash — End of period	$961.9	$848.7
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$92.9	$71.8
Cash paid for income taxes	$4.0	$(1.0)
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$0.7	$2.3

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, Free Cash Flow, and Net Debt should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense; depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect gains (losses) associated with refinancing efforts that we have determined are outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors such as the nature and strategy of the refinancing, as well as our frequency and past practice of performing refinancing activities.
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy. Following a change in practice beginning during the fiscal year ended June 30, 2022, we no longer adjust adjusted EBITDA for costs from new patent litigation or consumer arbitration claims, unless we consider the matter to be nonrecurring, infrequent or unusual. We continue to adjust adjusted EBITDA for historical patent infringement and consumer arbitration claims that were determined, prior to our change in practice, to be nonrecurring, infrequent, or unusual;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA does not reflect costs associated with certain product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs. We make adjustments for product recall related matters that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors including the nature of the product recall, our experience with similar product recalls at the time of such assessment, the impacts on us of the recall remedy and associated logistics, supply chain, and other externalities, as well as the expected consumer demand for such a remedy, and operational complexities in the design, regulatory approval and deployment of a remedy;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal, and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect nonrecurring supplier settlements that are outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors such as the nature of the settlements, as well as our frequency and past practice of performing refinancing activities; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,	Three Months Ended September 30,	Three Months and Fiscal Year Ended
	2025	2024	2024	2024	June 30, 2024
	(in millions)
Net loss	$(47.7)	$(167.3)	$(92.0)	$(0.9)	$(30.5)	$(551.9)
Adjusted to exclude the following:
Total other expense, net	14.5	20.4	45.3	12.6	20.7	76.8
Net gain on debt refinancing	—	—	—	—	(53.6)	(53.6)
Income tax expense (benefit)	0.8	0.6	0.7	0.8	0.1	(0.2)
Depreciation and amortization expense	21.2	27.1	22.8	24.8	25.8	108.8
Stock-based compensation expense	67.6	66.1	61.5	47.2	105.4	305.2
Impairment expense	30.7	19.0	16.7	4.9	10.6	57.3
Restructuring expense	2.4	37.6	3.3	2.9	(2.8)	67.1
Supplier settlements	—	(0.9)	—	23.5	(0.3)	(2.6)
Product recall related matters	—	—	—	—	(5.8)	(14.0)
Litigation and settlement expenses	—	3.1	—	—	0.6	10.8
Adjusted EBITDA	$89.4	$5.8	$58.4	$115.8	$70.3	$3.5

Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription Revenue less Subscription Cost of revenue, adjusted to exclude from Subscription Cost of revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription Revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution and Subscription Contribution Margin to Subscription Gross Profit and Subscription Gross Margin, respectively, which are the most directly comparable financial measures prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
	(dollars in millions)
Subscription Revenue	$418.5	$437.8	$420.6
Less: Subscription Cost of revenue	129.8	139.8	135.0
Subscription Gross Profit	$288.8	$298.1	$285.6
Subscription Gross Margin	69.0%	68.1%	67.9%
Add back:
Depreciation and amortization expense	$7.0	$8.5	$7.5
Stock-based compensation expense	9.2	9.9	10.3
Subscription Contribution	$304.9	$316.4	$303.4
Subscription Contribution Margin	72.9%	72.3%	72.1%

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures. Free Cash Flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,
	2025	2024	2024	2024	2024
	(in millions)
Net cash provided by operating activities	$96.7	$11.6	$106.7	$12.5	$32.7
Capital expenditures	(2.1)	(3.0)	(0.7)	(1.8)	(6.7)
Free Cash Flow	$94.7	$8.6	$106.0	$10.7	$26.0

Net Debt
We define Net Debt as Total debt less Cash and cash equivalents. Total debt consists of Current portion of debt, Convertible senior notes, net of current portion, and Term loan, net of current portion. Net debt reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our capital structure and balance sheet leverage.

Net debt has limitations as an analytical tool and may vary from similarly titled measures used by other companies. Because of this, Net debt should not be considered in isolation or as a substitute for an analysis of our financial measures prepared and presented in accordance with GAAP.

The following table presents a reconciliation of Net Debt to Total Debt, the most comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(in millions)
Current portion of debt	$208.2	$10.0	$10.0	$10.0	$7.5
Convertible senior notes, net of current portion	343.3	541.0	540.5	540.0	991.4
Term loan, net of current portion	947.6	948.3	949.1	950.1	692.1
Total debt	1,499.2	1,499.3	1,499.6	1,500.0	1,691.0
Less: Cash and cash equivalents	914.3	829.0	722.3	697.6	794.5
Net Debt	$584.9	$670.3	$777.3	$802.4	$896.5